Exhibit 4.4

SERIES E

STOCKHOLDERS’ AGREEMENT

This Series E Stockholders’ Agreement (this “Agreement”) is made and entered into as of November 30, 2005 (the “Effective Date”), by and among Rubicon Technology, Inc., a Delaware corporation (the “Corporation”) and those stockholders who are the purchasers of the Series E Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series E Preferred Stock”) pursuant to the Series E Purchase Agreement (defined below) (such stockholders hereinafter sometimes referred to individually as “Stockholder” and collectively as the “Stockholders”).

RECITALS

A. Simultaneously with the execution and delivery of this Agreement, the Corporation and the Stockholders are executing and delivering that certain Series E Convertible Preferred Stock Purchase Agreement (the “Series E Purchase Agreement”) pursuant to which the Stockholders are acquiring Series E Preferred Stock and, as of the date of this Agreement, the Stockholders are the owners of all of the issued and outstanding shares of Series E Preferred Stock;

B. The Stockholders, the Corporation and the other stockholders of the Corporation have entered that certain Third Amended and Restated Stockholders’ Agreement, dated June 28, 2004 (as the same may have been amended or modified from time to time, the “Existing Stockholders’ Agreement”);

C. While the Stockholders and certain other stockholders of the Corporation wish to amend and restate the Existing Stockholders’ Agreement in connection with the purchase and sale of the Series E Preferred Stock, in the form of that certain Fourth Amended and Restated Stockholders’ Agreement (the “Restated Stockholders’ Agreement”) attached as Exhibit D to that certain Series E Offering Omnibus Amendment, Waiver and Authorization, dated of even date herewith, the Corporation is currently unable to obtain the consent of the holders of greater than 50% of the shares of Common Stock, par value $0.001 per share, of the Corporation; and

D. The Corporation and the Stockholders believe that it is in the best interests of each of them to close the transactions contemplated by the Series E Purchase Agreement without effecting the Restated Stockholders’ Agreement and make provisions for the future disposition of the Series E Preferred Stock and other matters with respect to the governance of the Corporation, as provided herein.

AGREEMENTS

In consideration of the recitals and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

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1.	DEFINITIONS

Defined terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Existing Stockholders’ Agreement.

2.	TRANSFERABILITY

2.1. General. The Series E Preferred Stock shall be subject to the same restrictions on Transfer set forth in the Existing Stockholders’ Agreement as if the Series E Preferred Stock were included in the defined term “Stock” under the Existing Stockholders’ Agreement. By way of example and not of limitation, each of the Stockholders understand and agree that the Series E Preferred Stock shall be subject to the Transfer restrictions and terms set forth in the following sections of the Existing Stockholders’ Agreement: 2.1, 2.2, 2.3, 2.4, and 2.6.

2.2. Transfer Legend. Each certificate issued to a Stockholder representing the Series E Preferred Stock shall have a legend, in substantially the following form, conspicuously written, printed, typed, or stamped on its face, or upon the reverse with a conspicuous reference to such legend on its face:

“The shares represented by this certificate are subject to the terms and conditions of the Series E Stockholders’ Agreement, dated as of November 30 2005, as may be amended, restated or otherwise modified from time to time. The shares represented by this Certificate may not be sold, transferred, or otherwise disposed of except in accordance with said Stockholders’ Agreement.

3.	PARTICIPATION RIGHTS ON SALE OF ADDITIONAL STOCK

The Stockholders understand and agree that if, at any time the Corporation should desire to issue any New Securities, the Stockholders’ first right to purchase a Proportionate Portion (or any part thereof) of all of such offered New Securities shall be as provided in the Existing Stockholders Agreement (to the extent that a Stockholder is a party to that agreement as an Investor thereunder) and the determination of Proportionate Portion shall be determined as provided in the Existing Stockholders’ Agreement without regard to the Series E Preferred Stock (which is not included in the defined term “Stock” under the Existing Stockholders’ Agreement).

4.	DEFAULTS AND REMEDIES

4.1. Defaults.

If a Stockholder materially defaults in the performance of his or its obligations under this Agreement, and such default is not cured within ten (10) calendar days after written notice of such default is given by the Corporation or an Investor to the defaulting Stockholder for a default that can be cured by the payment of money, or within ten (10) calendar days after written notice of such default is given by the Corporation or an Investor to the defaulting Stockholder for any other default, then the Corporation and the non-defaulting Stockholders shall have the rights and remedies described in Section 4.2 hereunder in respect of the default.

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4.2. Remedies.

If a Stockholder fails to perform his or its obligations under this Agreement, the Corporation and any other Stockholder shall have the right, in addition to all other rights and remedies provided herein, on behalf of himself or itself, the Corporation or the Stockholders, to bring the matter to arbitration as provided in Section 7.11. The award of the arbitrator in such a proceeding may include an order for specific performance by the defaulting Stockholder of his or its obligations under this Agreement, or an award for damages for payment of sums due to the Corporation or to a Stockholder.

5.	VOTING

5.1. Nomination and Election of Directors.

(a) For so long as the holders of the Series C Preferred Stock, the holders of the Series D Preferred Stock, and the holders of the Series E Preferred Stock are entitled separately as a series to elect directors pursuant to the terms of the Seventh Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”), the holders of a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as if a single series or class, shall have the right to designate one (1) nominee (the “Preferred C Director”) for election as a director of the Corporation. The Preferred C Director shall be elected solely by the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock as provided in the Restated Certificate. Each Stockholder who is a holder of Series E Preferred Stock hereby agrees that at each meeting of stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Series E Preferred Stock to elect, as a director of the Corporation, the Preferred C Director. Any vacancy caused by the death, resignation, removal or other cause of any Preferred C Director shall be filled by a replacement designated and elected in accordance with the provisions contained in this subsection (a) with a vote of the holders of the Series E Preferred Stock voting with the majority of the shares of Series C Preferred Stock and Series D Preferred Stock voting together as if a single series or class.

(b) For so long as the holders of the Preferred Stock and the Series E Preferred Stock are entitled together as a class to elect directors pursuant to the terms of the Restated Certificate, a majority of the issued and outstanding shares of the Preferred Stock (excluding the Series E Preferred Stock) shall have the right to designate two (2) nominees (each, an “Outside Director” and, collectively, the “Outside Directors”), who shall not be an employee or officer of the Corporation, for election as directors of the Corporation. Each Outside Director shall be elected solely by the holders of a majority of the shares of Preferred Stock and the Series E Preferred Stock, voting together as a single class. Each Stockholder who is a holder of Series E Preferred Stock hereby agrees that at each meeting of stockholders (or written consent in lieu thereof) at or by which directors are to be elected, such Stockholder shall vote all of its Series E Preferred Stock to elect the Outside Directors designated as provided above as directors of the Corporation. Any vacancy caused by the death, resignation, removal or other cause of an Outside Director shall be filled by a replacement designated and elected in accordance with the provisions contained in this subsection.

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5.2. Event of Non-Compliance.

Each Stockholder who or which beneficially owns shares of Series E Preferred Stock as to which such Stockholder is entitled to vote or direct the vote severally agrees, (i) to cause such shares to be voted, or to execute or cause to be executed a written consent (or other applicable written instrument) with respect to such shares, upon the occurrence of an Event of Non-Compliance in accordance with Section 4.2.7(B) of Article FOURTH of the Restated Certificate, for the election to the Board of Directors of such person or persons as shall be designated by the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together on an as-converted, cumulative basis (the “Additional Directors”), and (ii) upon the cure of the Event of Non-Compliance (as defined in Section 4.2.8 of Article FOURTH of the Certificate of Incorporation), if curable, which triggered the election of the Additional Directors to the Board of Directors, (A) to take all actions reasonably available to cause the resignation of any Additional Directors, and (B) if necessary, to cause such shares to be voted, or to execute or cause to be executed a written consent (or other applicable written instrument) with respect to such shares, for the removal of any Additional Directors from the Board of Directors.

6.	TERMINATION OF TRANSFER RESTRICTIONS.

This Agreement, including the Transfer restrictions imposed by this Agreement, shall terminate and be of no further force or effect upon the earliest to occur of any one of the following events:

(a) The Restated Stockholders’ Agreement becoming effective;

(b) The liquidation, dissolution or indefinite cessation of business operations of the Corporation;

(c) The execution by the Corporation of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Corporation;

(d) The Corporation’s consummation of a Qualified Public Offering (as defined in the Restated Certificate; or

(e) The sale, conveyance or other disposal of all or substantially all of the Corporation’s property or business or the merger into or consolidation with any other Entity (other than a wholly-owned subsidiary Entity) or other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this sub clause (e) shall not apply to a merger undertaken solely for the purpose of changing the domicile of the Corporation.

7.	MISCELLANEOUS PROVISIONS

7.1. Notices.

Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all

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purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by overnight courier or registered or certified mail, postage and charges prepaid, addressed to the Stockholder’s and/or Corporation’s address, as appropriate, which is set forth in the records of the Corporation. Except as otherwise provided herein, any such notice shall be deemed to be given two (2) business days after the date on which the same was deposited with an overnight courier service or in the United States mail, addressed and sent as aforesaid.

7.2. Application of Delaware Law.

This Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

7.3. Amendments.

Except as otherwise set forth herein, this Agreement may not be amended except in writing by the Corporation and the holders of greater than fifty percent (50%) of the shares of Series E Preferred Stock then issued and outstanding (and the shares of Common Stock issuable upon conversion of the Series E Preferred Stock).

7.4. Construction.

Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

7.5. Headings.

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

7.6. Severability.

If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

7.7. Heirs, Successors and Assigns.

Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent not otherwise prohibited by this Agreement, their respective heirs, legal representatives, successors and assigns.

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7.8. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

7.9. Additional Holders.

The Corporation shall not issue any additional shares of Series E Preferred Stock (including but not limited to upon exercise of options or other convertible securities) unless the recipient agrees to be a “Stockholder” hereunder and bound by the terms and provisions of this Agreement (to the extent not already a party to this Agreement). Such additional parties may be added hereunder by execution of an agreement to be bound hereby and without the necessity of amending this Agreement and upon execution thereof such additional parties shall receive all the rights and benefits of a Stockholder.

7.10. Legal Counsel.

The Corporation has engaged Gordon & Glickson LLC (“G&G”), as legal counsel to the Corporation. No legal counsel has been engaged by the Corporation to protect or otherwise represent the interests of the Stockholders. Each Stockholder: (a) approves G&G’s representation of the Corporation in the preparation of this Agreement; (b) acknowledges that no legal counsel has been engaged by the Corporation to protect or otherwise represent the interests of the Stockholders, that G&G has not been engaged by any Stockholder to protect or represent the interests of such Stockholder vis-a-vis the Corporation or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Stockholders in connection with the preparation of this Agreement (with the consequence that a Stockholder’s interests may not be vigorously represented unless such Stockholder engages its own legal counsel); and (c) acknowledges further that such Stockholder has been afforded the opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement. In addition, each Stockholder: (i) acknowledges the possibility of a future conflict or dispute among Stockholders or between any Stockholder or Stockholders and the Corporation; (ii) agrees that G&G may represent the Corporation and/or any Stockholder, except that in the case of an Investor, only upon prior written approval of such Investor, in connection with any such conflict or dispute and, to the extent permitted under the Illinois Rules of Professional Conduct and any other applicable rules governing the professional conduct of attorneys (the “Professional Rules”), waives its right to object to such representation (including, without limitation, on the grounds of any actual or potential conflict of interests); and (iii) acknowledges the possibility that, pursuant to operation of the Professional Rules, G&G may be precluded from representing the Corporation and/or any Stockholder in connection with any such conflict or dispute (even if G&G has represented such Stockholder with regard to other matters). Nothing in this Section 6.10 shall preclude the Corporation from selecting different legal counsel to represent it at any time in the future.

7.11. Arbitration.

If the parties are unable to resolve any disagreement, dispute, controversy or claim that may arise out of the transactions contemplated by this Agreement, they shall resolve the disagreement or dispute as follows:

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(a) Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in Chicago, Illinois, or such other location agreed to by the parties in accordance with the Commercial Rules of Arbitration of the American Arbitration Association (“AAA”) then existing, pursuant to a written award with the findings of fact and conclusions of law (which award shall be consistent with this Agreement and applicable governmental authority) and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy; provided, that punitive damages may not be awarded in such arbitration. The arbitrator shall have the right to render equitable, as well as other awards and relief. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications of the proposed arbitrators. Unless the parties agree in writing otherwise, the AAA shall select a single arbitrator. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least twenty years experience in practicing general corporate law in the United States.

(b) The provisions of this Section 7.11 shall not be construed to prevent any party hereto from instituting proceedings at law or in equity where a party makes a good faith determination that a temporary restraining order or other immediate and/or permanent injunctive relief is the only adequate remedy.

(c) The dispute resolution procedures set forth in this Section 7.11 shall survive the termination of this Agreement.

[END OF AGREEMENT]

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[Executed pursuant to that certain Series E Offering Omnibus Amendment, Waiver and Authorization, dated as of November 30, 2005 and the Adoption Agreement, dated as of January 27, 2006]

CROSS ATLANTIC TECHNOLOGY FUND, L.P.
By:	XATF Management, L.P., its General Partner
By:	Cross Atlantic Capital Partners, Inc., its General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President

THE CO-INVESTMENT 2000 FUND, L.P.
By:	Co-Invest Management, L.P., its General Partner
By:	Co-Invest Capital Partners, Inc., its General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President

CROSS ATLANTIC TECHNOLOGY FUND II, L.P.
By:	XATF Management, L.P., its General Partner
By:	Cross Atlantic Capital Partners, Inc., its General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President

GAZELLE TECHVENTURES FUND, L.P.
By:	Monument Technology Partners, LLC, its General Partner
By:	Gazelle TechVentures, Inc., its Manager

By:	/s/ Don N. Aquilano
Name:	Don N. Aquilano
Title:	President

GAZELLE CO-INVESTMENT FUND, L.P.
By:	Monument Technology Partners, LLC, its General Partner
By:	Gazelle TechVentures, Inc., its Manager

By:	/s/ Don N. Aquilano
Name:	Don N. Aquilano
Title:	President

KBPARTNERS VENTURE FUND II, L.P.
By:	KB Partners Management II, L.L.C., its General Partner

By:	/s/ Byron A. Denenberg
Name:	Byron A. Denenberg
Title:	Managing Director

KB PARTNERS AFFILIATES FUND II L.P.
By:	KB Partners Management II, L.L.C., its General Partner

By:	/s/ Byron A. Denenberg
Name:	Byron A. Denenberg
Title:	Managing Director

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